Exhibit 99.1

Monogram Orthopaedics Secures First Conditional Purchase Order to Initiate Pilot Program with Global Distributor

Moves from R&D to Commercialization

AUSTIN, TX / ACCESSWIRE / July 18, 2023 / Monogram Orthopaedics Inc., (NASDAQ:MGRM) ("Monogram" or the "Company"), a medical technology company focused on reconstructive joint procedures and orthopedic implants, today announced the Company executed a conditional purchase order to initiate a pilot program with a global distributor.

Monogram will update its system software to facilitate robotic surgery with the distributor's implants for comprehensive evaluation. Notably, the Company anticipates testing may include robotic surgeries on live patients. The distributor will conduct its evaluation outside of the United States.

"This purchase order marks a pivotal moment for Monogram as we continue executing our strategic roadmap," said Ben Sexson, Chief Executive Officer of Monogram Orthopaedics. "Our ability to complete the system evaluation successfully is a testament to our team's dedication and the market potential for our current and next-generation product pipelines. This significant milestone on our journey toward commercialization brings us many steps closer to adoption of our technology in the operating room while providing an upfront source of revenue and cash flow. We remain focused on our mission to revolutionize orthopedic surgery while building long-term value for our shareholders."

As Monogram continues to pursue a 510(k) clearance in the United States, the Company anticipates that this development could help bolster those efforts. The Company anticipates that following a successful evaluation, an Outside the United States (OUS) commercialization strategy could also help establish the commercial viability of the system and provide clinical data helpful for a US regulatory submission.

"The FDA has well-established guidelines for companies to leverage clinical data obtained outside the United States for 510(k) submissions," said Dave McGurl, Vice President of Regulatory Affairs at MCRA, a leading medical device Clinical Research Organization (CRO) and advisory firm. "Collecting live patient data internationally, especially if there is commercial interest for the underlying product, can accelerate the time to launch domestically, reduce the costs of doing so, and greatly mitigate the risks of a failed submission - this could be a favorable development for Monogram."

The Company is currently performing rigorous testing at its Austin facility and expects to ship the first system in the fourth quarter of 2023, provided developments proceed as expected. The conditional purchase order provides for the sale of the Company's surgical robot system to an international healthcare provider and shipment to be made by November 30, 2023. The provider reserves the right to reject or cancel the order.

"Our core mission is to provide patients with a more personalized surgical experience," said Kamran Shamaei, Chief Technology Officer of Monogram Orthopaedics. "At Monogram, we believe that perfection must be the standard, and our team is working tirelessly across many fronts to execute. This institutional validation confirms the tireless efforts invested in developing our product pipeline, which we continue to iterate on with the goal of surpassing current industry standards."

The Company plans to continue executing its multi-generational product release strategy by first establishing a market presence, achieving regulatory clearance, and then introducing increasingly differentiated technologies. The Company is pushing to demo the next generation of its product pipeline later this year.

About Monogram Orthopaedics

Monogram Orthopaedics (NASDAQ: MGRM) is working to develop a product solution architecture with the long-term goal of enabling patient-optimized orthopedic implants at scale by linking 3D printing and robotics with advanced pre-operative imaging. The Company has a robot prototype that can autonomously execute optimized paths for high-precision insertion of implants in synthetic bone specimens. Monogram intends to produce and market robotic surgical equipment and related software, orthopedic implants, tissue ablation tools, navigation consumables, and other miscellaneous instrumentation necessary for reconstructive joint replacement procedures. The Company has not yet made 510(k) premarket notification submissions or obtained 510(k) clearances for its robotic products. FDA approval is required to market these products, and the Company has not obtained FDA approval for any of its robotic products, and it cannot estimate the timing or assure the ability, to obtain such clearances.

Monogram Orthopaedics is working to advance the way orthopedic surgery is done. Our system is being developed to combine personalized knee implants with precision robotic surgical assistants to hopefully give patients a better-fitting knee replacement with minimally invasive surgery. One hundred thousand knee replacements failing each year in a $19.4B market represents an enormous opportunity for us.

To learn more, visit https://www.monogramorthopedics.com.

Forward-Looking Statements

This press release may include ''forward-looking statements.'' To the extent that the information presented in this presentation discusses financial projections, information, or expectations about Monogram Orthopaedics Inc.'s business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as ''should,'' ''may,'' ''intends,'' ''anticipates,'' ''believes,'' ''estimates,'' ''projects,'' ''forecasts,'' ''expects,'' ''plans,'' and ''proposes.''

Although Monogram Orthopaedics Inc. believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading "Risk Factors" and elsewhere in the offering statement filed with the SEC. Forward-looking statements speak only as of the date of the document in which they are contained, and Monogram Orthopaedics Inc. does not undertake any duty to update any forward-looking statements except as may be required by law.

Investor Relations

Michael Kim
Managing Director
MZ North America
737-289-0835
MGRM@mzgroup.us